Exhibit 99.1

Intrawest Reports Fiscal 2015 Second Quarter Results
- Same Store Mountain Revenue Increases -
- Updates Fiscal 2015 Guidance for Currency Shift -

Denver, Colorado, February 6, 2015 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three and six months ended December 31, 2014. Fiscal 2015 second quarter results include Blue Mountain which was acquired in September. In the prior year period, the Company’s 50% interest in Blue Mountain was accounted for under the equity method and results included only 50% of Blue’s Adjusted EBITDA and none of Blue’s skier visits or revenue.
For the Company’s second quarter of fiscal 2015:

•	Net loss attributable to Intrawest Resorts Holdings, Inc. improved by $90.0 million compared to the prior year period.

•	Adjusted EBITDA was $0.1 million compared to $1.7 million in the same period in the prior year.

•	Total reportable segment revenue grew by $18.6 million or 18.3% compared to the same period in the prior year, or 3.5% excluding Blue Mountain, despite challenging early season conditions in the East.

•	Total skier visits increased 15.7% compared to the prior year period, or 2.2% excluding Blue Mountain.

•	Effective Ticket Price (ETP) increased 4.0% over the prior year period, excluding Blue Mountain.

•	Season pass and frequency card sales have grown 16.5% through February 1, 2015, relative to the same time last year.

•	Revised fiscal 2015 guidance range to reflect changes to the US to Canadian dollar exchange rate.

“Overall, we are pleased with our fiscal second quarter results. We enjoyed a strong opening in Colorado and achieved revenue and skier visit growth despite some challenging early season weather and conditions in the East,” stated Tom Marano, Chief Executive Officer. “Our same store Mountain revenue and skier visit growth was largely due to our successful season pass and pricing strategies.”
Mr. Marano continued, “Year to date, our businesses have performed in line with our previous guidance, and on a local currency basis, our outlook for the remainder of the fiscal year remains within our original fiscal 2015 guidance. Yet with approximately 46% of our operations conducted in Canada, we are now providing revised fiscal year 2015 guidance to reflect the significant decline in the value of the Canadian dollar relative to the US dollar. As we look ahead to our most important quarter, we remain focused on delivering memorable experiences to our guests while continuing to evaluate and optimize our growth strategies.”

Fiscal 2015 Second Quarter Highlights

Below are our comparative results for the three months ended December 31, 2014 as compared to the prior year period:

Consolidated Results

•	Consolidated revenue increased $18.7 million, or 18.3%, to $120.8 million.

•
Total Adjusted EBITDA was $0.1 million for the three months ended December 31, 2014 compared to $1.7 million in the prior year period. The decline was largely due to increased general and administrative expenses, including higher health and medical coverage expense, higher compensation expenses, and increased IT services costs, as well as higher helicopter maintenance expenses.

•
Net loss attributable to Intrawest Resorts Holdings, Inc. improved $90.0 million to a loss of $31.1 million, or $0.69 per diluted share. This improvement was largely a result of lower interest expense due to our restructuring and refinancing in December of 2013.

Mountain Segment

•	Mountain revenue increased $18.7 million, or 24.6%, to $94.7 million, primarily due to the inclusion of revenue from Blue Mountain.

•	Excluding Blue Mountain, Mountain revenue increased $3.6 million, or 4.7%, primarily due to increases in lift revenue, revenue from guest services and skier visits of 2.2%.

•	Mountain Adjusted EBITDA decreased $0.6 million, or 20.3%, to $2.5 million, primarily due to higher general and administrative expenses.

Adventure Segment

•	Adventure revenue declined $1.3 million, or 11.2%, to $10.2 million, primarily due to poor early season snowfall and warm temperatures at CMH, which resulted in postponed trips.

•	Adventure Adjusted EBITDA loss increased $1.7 million, or 56.2%, to a loss of $4.8 million, primarily due to higher helicopter maintenance expenses and general and administrative expenses.

Real Estate Segment

•
Real Estate revenue increased $1.2 million, or 8.8%, to $15.2 million, primarily due to an increase in payments on financed sales at the Company's vacation club business and an increase in real estate sales volume and associated commission revenue.

•
Real Estate Adjusted EBITDA increased $0.8 million, or 49.6%, to $2.5 million, primarily due to a $0.5 million increase in the Company’s pro rata share of EBITDA for its equity method investments in MHM and Chateau.

Fiscal 2015 Outlook
Reflecting changes to the US to Canadian dollar exchange rate relative to the 1.10 rate used to set the original guidance, the Company updated the fiscal 2015 guidance range. Adjusted EBITDA is now expected to be between $103 million and $108 million assuming a US to Canadian dollar exchange rate of 1.26 for the third and fourth quarters of the fiscal 2015 year. The Company's third fiscal quarter is its largest quarter and historically accounts for approximately 140% of Adjusted EBITDA.

For the full fiscal year 2015, the Company expects:

•	Total Reportable Segment Revenue in the range of $552 million to $577 million*

•	Mountain Segment Revenue in the range of $402 million to $418 million

•	Adventure Segment Revenue in the range of $95 million to $99 million

•	Real Estate Segment Revenue in the range of $55 million to $60 million

•	Total Segment Adjusted EBITDA in the range of $103 million to $108 million*

•	Mountain Adjusted EBITDA in the range of $82 million to $86 million

•	Adventure Adjusted EBITDA in the range of $11 million to $13 million

•	Real Estate Adjusted EBITDA in the range of $8 million to $9 million

•	Net loss attributable to Intrawest Resorts Holdings, Inc. in the range of $19 million to $9 million

*Note: Totals above may not add due to rounding.

Factors and assumptions impacting the Company's outlook for fiscal 2015 compared to prior year results include: the acquisition of the remaining 50% interest in Blue Mountain Ski Resort; $4.0 million of incremental public company costs; $1.5 million related to increased eCommerce software expense and PCI compliance; variability in fire suppression activities; and USD/CAD exchange rate of 1.26 for the third and fourth quarters of the fiscal year. In addition, the Company's outlook for the remainder of fiscal 2015 includes other assumptions such as normal historical weather conditions for the remainder of the ski season and a continuation of the current economic environment.

Webcast and Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Friday, February 6, 2015. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (877) 705-6003 (U.S. and Canada), or (201) 493-6725 for international participants.

The replay of the call will be available from approximately 12:00 p.m. Eastern Time on February 6, 2015 through midnight Eastern Time on February 20, 2015. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13600002. The archive of the webcast will be available on the Company’s website for a limited time.

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company owns interests in seven four-season mountain resorts with more than 11,000 skiable acres and over 1,140 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, the Pacific Southwest and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, the leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort's dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change; our ability to successfully maintain internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2014, filed with the Securities and Exchange Commission (“SEC”) on September 23, 2014, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

INTRAWEST RESORTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenue	$120,802	$102,106	$195,175	$182,667
Operating expenses	128,265	106,726	226,341	210,922
Depreciation and amortization	14,712	13,998	29,298	27,143
Loss (gain) on remeasurement of equity method investments and disposal of other assets	(214)	23	1,411	420
Loss from operations	(21,961)	(18,641)	(61,875)	(55,818)
Interest expense, net	(10,202)	(65,823)	(19,816)	(147,760)
Loss from equity method investments	(506)	(1,952)	(2,757)	(3,543)
Loss on extinguishment of debt	—	(35,480)	—	(35,480)
Other expense, net	(150)	(715)	(455)	(887)
Loss before income taxes	(32,819)	(122,611)	(84,903)	(243,488)
Income tax (benefit) expense	(630)	(404)	(2,616)	297
Net loss	(32,189)	(122,207)	(82,287)	(243,785)
Loss attributable to noncontrolling interest	(1,116)	(1,090)	(239)	(654)
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(31,073)	$(121,117)	$(82,048)	$(243,131)

Weighted average shares of common stock outstanding:
Basic and diluted	45,045,056	41,882,000	45,035,590	41,882,000
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(0.69)	$(2.89)	$(1.82)	$(5.81)

Statement Concerning Non-GAAP Financial Measures
We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

Mountain Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2014	2013	$	%	2014	2013	$	%
Skier Visits	858,781	742,287	116,494	15.7%	858,781	742,287	116,494	15.7%
Revenue per Visit	$98.75	$94.06	$4.69	5.0%	$98.75	$94.06	$4.69	5.0%
ETP	$41.36	$41.24	$0.12	0.3%	$41.36	$41.24	$0.12	0.3%
RevPAR	$56.26	$46.25	$10.01	21.6%	$50.64	$41.66	$8.98	21.6%
ADR	$171.81	$180.78	$(8.97)	(5.0)%	$149.65	$146.99	$2.66	1.8%

Mountain revenue:
Lift	$36,254	$31,413	$4,841	15.4%	$39,541	$34,607	$4,934	14.3%
Lodging	14,102	9,240	$4,862	52.6%	23,473	17,457	$6,016	34.5%
Ski School	7,872	6,592	$1,280	19.4%	8,371	7,125	$1,246	17.5%
Retail and Rental	15,035	11,316	$3,719	32.9%	21,197	16,906	$4,291	25.4%
Food and Beverage	11,501	8,672	$2,829	32.6%	18,868	15,021	$3,847	25.6%
Other	9,891	8,758	$1,133	12.9%	19,518	18,180	$1,338	7.4%
Total Mountain revenue	$94,655	$75,991	$18,664	24.6%	$130,968	$109,296	$21,672	19.8%

Mountain Adjusted EBITDA	$2,467	$3,094	$(627)	(20.3)%	$(21,527)	$(18,996)	$(2,531)	13.3%

Adventure Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2014	2013	$	%	2014	2013	$	%

Adventure revenue	$10,244	$11,537	$(1,293)	(11.2)%	$32,858	$34,154	$(1,296)	(3.8)%
Adventure Adjusted EBITDA	$(4,817)	$(3,083)	$(1,734)	56.2%	$(2,682)	$573	$(3,255)	n/m

Real Estate Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2014	2013	$	%	2014	2013	$	%

Real Estate revenue	$15,152	$13,922	$1,230	8.8%	$30,223	$27,172	$3,051	11.2%
Real Estate Adjusted EBITDA	$2,489	$1,664	$825	49.6%	$4,236	$3,141	$1,095	34.9%

Total Reportable Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2014	2013	$	%	2014	2013	$	%

Total reportable segment revenue	$120,051	$101,450	$18,601	18.3%	$194,049	$170,622	$23,427	13.7%
Total segment adjusted EBITDA	$139	$1,675	$(1,536)	(91.7)%	$(19,973)	$(15,282)	$(4,691)	30.7%

The following table reconciles from net income (loss) attributable to the Company to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Mountain revenue	94,655	75,991	130,968	109,296
Adventure revenue	10,244	11,537	32,858	34,154
Real Estate revenue	15,152	13,922	30,223	27,172
Total reportable segment revenue	120,051	101,450	194,049	170,622
Legacy, non-core and other revenue	751	656	1,126	12,045
Total revenue	$120,802	$102,106	$195,175	$182,667

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(31,073)	$(121,117)	$(82,048)	$(243,131)
Legacy and other non-core expenses, net	925	698	1,907	4,234
Other operating expenses	3,171	1,981	4,998	3,508
Depreciation and amortization	14,712	13,998	29,298	27,143
Loss (gain) on remeasurement of equity method investments and disposal of other assets	(214)	23	1,411	420
Interest income	(34)	(956)	(88)	(1,405)
Interest expense on third party debt	11,255	15,160	21,981	31,624
Interest expense on notes payable to affiliates	—	52,753	—	119,858
Loss from equity method investments	506	1,952	2,757	3,543
Pro rata share of Adjusted EBITDA related to equity method investments	969	1,016	1,951	2,083
Adjusted EBITDA attributable to noncontrolling interest	1,518	1,466	260	831
Loss on extinguishment of debt	—	35,480	—	35,480
Other expense, net	150	715	455	887
Income tax (benefit) expense	(630)	(404)	(2,616)	297
Loss attributable to noncontrolling interest	(1,116)	(1,090)	(239)	(654)
Total segment Adjusted EBITDA	$139	$1,675	$(19,973)	$(15,282)

Mountain	$2,467	$3,094	$(21,527)	$(18,996)
Adventure	(4,817)	(3,083)	(2,682)	573
Real Estate	2,489	1,664	4,236	3,141
Segment Adjusted EBITDA	$139	$1,675	$(19,973)	$(15,282)